Exhibit 4.1

AMENDMENT NO. 2 TO RIGHTS AGREEMENT

WHEREAS, as of January 23, 1998, Oak Hill Financial, Inc., an Ohio corporation (the “Company”), and The Fifth Third Bank, an Ohio banking association (“Fifth Third”), entered into a Rights Agreement (as amended, the “Rights Agreement”).

WHEREAS, pursuant to a Substitution of Successor Rights Agent and Amendment No. 1 to Rights Agreement, between the Company and Registrar and Transfer Company (“RTC”), effective as of December 26, 2000, the Rights Agreement was amended to appoint RTC as successor Rights Agent under the Rights Agreement due to the resignation of The Fifth Third Bank as Rights Agent.

WHEREAS, the Company and RTC desire to further amend the Rights Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual agreements herein set forth, the parties hereby agree as follows:

Section 1. Amendment with respect to Articles of Incorporation. The Rights Agreement is hereby amended by deleting each instance of the words “Third Amended Articles of Incorporation” or “Third Amended and Restated Articles of Incorporation” and replacing them with the words “Fourth Amended and Restated Articles of Incorporation” in each instance. The Rights Agreement is hereby amended by deleting the entire Third Amended Articles and Restated Articles of Incorporation from Exhibit A and replacing them with the Company’s Fourth Amended and Restated Articles of Incorporation, which have been previously filed by the Company as Exhibit 3.1 to a Registration Statement on Form S-4 (File No. 333-81645), which was filed by the Company on June 25, 1999, and is incorporated herein by reference.

Section 2. Amendment to Section 1(k). Section 1(k) of the Rights Agreement is hereby amended it in its entirety to read “Reserved.”

Section 3. Amendment to Section 1(p). Section 1(p) of the Rights Agreement is hereby amended by deleting the words “January 23, 2008” and replacing them with “September 18, 2016.”

Section 4. Amendment to Section 1(bb) and Section 4. Section 1(bb) and Section 4 of the Rights Agreement are hereby amended by deleting the words “Exhibit A” in each instance and replacing them with the words “Exhibit B” in each instance.

Section 5. Amendment to Section 3(c). Section 3(c) of the Rights Agreement is hereby amended by deleting the words “Exhibit B” and replacing them with the words “Exhibit C.”

Section 6. Amendment to Section 3(d). Section 3(d) of the Rights Agreement is hereby amended so that the legend contained therein is to read in its entirety as follows:

This certificate also evidences and entitles the holder hereof to certain Rights as set forth in a Rights Agreement dated as of January 23, 1998, and as amended on December 26, 2000 and September 19, 2006, and as it may be further amended from time to time (the “Rights Agreement”), between Oak Hill Financial, Inc. (the “Company”) and Registrar and Transfer Company, as successor Rights Agent, the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of the Company. Under certain circumstances, as set forth in the Rights Agreement, such Rights will be evidenced by separate certificates and will no longer be evidenced by this certificate. The Company will mail to the holder of this certificate a copy of the Rights Agreement without charge after receipt of a written request therefor. Rights beneficially owned by Acquiring Persons or their Affiliates or Associates (as such terms are defined in the Rights Agreement) and by any subsequent holder of such Rights are null and void.

Section 7. Amendment to Section 11(e)(i). Section 11(e)(1) of the Rights Agreement is hereby amended in its entirety to read as follows.

Upon the occurrence of a Triggering Event, each holder of a Right, except as provided in Section 7(f) and below, shall thereafter have a right to receive, upon exercise thereof for the Purchase Price in accordance with the terms of this Rights Agreement, in lieu of the securities or other property otherwise purchasable upon such exercise, such number of Common Shares as shall equal the result obtained by multiplying the Purchase Price by a fraction, the numerator of which is the number of one one-hundredths of a Preferred Shares for which a Right is then exercisable and the denominator of which is 50% of the Market Value of the Common Shares on the date of the occurrence of such Triggering Event. The Company covenants and agrees to use its best efforts, if a Triggering Event has occurred, to:

(A)  prepare and file a registration statement under the Securities Act, on an appropriate form, with respect to the Common Shares purchasable upon exercise of the Rights;

(B)  cause such registration statement to become effective as soon as practicable after the occurrence of such Triggering Event;

(C)  cause such registration statement to remain effective (with a prospectus at all times meeting the requirements of the Securities Act) until the Expiration Date; and

(D)  qualify or register the Common Shares purchasable upon exercise of the Rights under the blue sky or securities laws of such jurisdictions as may be necessary or appropriate as soon as practicable after the occurrence of such Triggering Event.

The Company may temporarily suspend, for a period of time not to exceed 90 calendar days after the occurrence of a Triggering Event, the exercisability of the Rights in order to prepare and file such registration statement and permit it to become effective; provided, however, that no such suspension shall remain effective, and the Rights shall, without any further action by the Company, become exercisable, immediately upon the effectiveness of such registration statement. Upon any such suspension, the Company shall issue a public announcement stating that the exercisability of the Rights has been temporarily suspended and shall issue a further public announcement at such time as the suspension is no longer in effect. Notwithstanding any provision of this Rights Agreement to the contrary, the Rights shall not be exercisable in any jurisdiction if the requisite qualification under the blue sky or securities laws of such jurisdiction shall not have been obtained or the exercise of the Rights shall not be permitted under applicable law.

Section 8. Amendment to Section 11(l). Section 11(l) of the Rights Agreement is hereby amended by deleting the words “Preferred Shares” in each instance and replacing them with “Common Shares” in each instance.

Section 9. Amendment to Section 24(a). Section 24(a) of the Rights Agreement is hereby amended in its entirety to read as follows:

(i) The Board of Directors of the Company may, at its option, at any time prior to the earlier of (A) the occurrence of a Triggering Event and (B) the Expiration Date, order the redemption of all, but not fewer than all, the then outstanding Rights at a Redemption Price of $.01 per Right, which amount shall be appropriately adjusted to reflect any dividend or distribution of Common Shares, and any subdivision, split or combination of outstanding Common Shares, after the date of this Rights Agreement which results in a change in the number of outstanding Rights (the date of such redemption and such redemption price being hereinafter referred to as the “Redemption Date” and the “Redemption Price,” respectively), and the Company, at its option, may pay the Redemption Price either in cash or Common Shares or other shares of capital stock or securities of the Company deemed by its Board of Directors, in the exercise of its sole discretion, to be at least equivalent in value to the Redemption Price.

(ii) The Board of Directors of the Company may, at its option, also order the redemption of all, but not fewer than all, the then outstanding Rights at the Redemption Price following the occurrence of a Triggering Event but prior to the occurrence of a Business Combination in connection with a Business Combination in which all holders of Common Shares are treated alike and not involving (other than as a holder of Common Shares being treated like all other such holders) an Acquiring Person or an Affiliate or Associate of an Acquiring Person or any other Person in which such Acquiring Person, Affiliate or Associate has any interest, or any other person acting directly or indirectly on behalf of, or in association with, any such Acquiring Person, Affiliate or Associate.

Section 10. Amendment to Section 28. Section 28 of the Rights Agreement is hereby amended in its entirety to read as follows:

At any time prior to the Distribution Date, the Board of Directors of the Company may supplement or amend any provision of this Rights Agreement (including, without limitation, the date on which the Distribution Date shall occur, the time during which the Rights may be redeemed pursuant to Section 24, any provision of the Certificate of Designation or the Purchase Price) without the approval of any holder of the Rights or the Rights Agent. From and after the Distribution Date and subject to applicable law, the Company may amend this Rights Agreement without the approval of any holders of Right Certificates or the Rights Agent (i) to cure any ambiguity or to correct or supplement any provision contained herein which may be defective or inconsistent with any other provision of this Rights Agreement or (ii) to make any other provisions in regard to matters or questions arising hereunder which the Company may deem necessary or desirable and which shall not adversely affect the interests of the holders of Right Certificates (other than an Acquiring Person or an Affiliate or Associate of an Acquiring Person).

Section 11.  Amendment to Exhibit B (Form of Rights Certificate). Exhibit B is hereby amended by deleting the words “January 23, 2008” in each instance and replacing them with September 18, 2016” in each instance. In addition, the first two paragraphs on the first page of Exhibit B (immediately following the heading “OAK HILL FINANCIAL, INC.” are hereby amended in their entirety to read as follows:

This certifies that _________________, or _________________ registered assigns, is the registered owner of the number of Rights set forth above, each of which entitles the owner thereof, subject to the terms, provisions and conditions of the Rights Agreement dated as of January 23, 1998, as amended from time to time, (the “Rights Agreement”), between OAK HILL FINANCIAL, Inc., a corporation (the “Company”), and REGISTRAR AND TRANSFER COMPANY, a corporation, as successor Rights Agent (the “Rights Agent”), unless the Rights evidenced hereby shall have been previously redeemed by the Company, to purchase from the Company at any time after the Distribution Date (as defined in the Rights Agreement) and prior to 5:00 p.m., Jackson, Ohio time, on September 18, 2016, (the “Expiration Date”), at the principal office of the Rights Agent in Cranford, New Jersey, one one-hundredth (1/100th) of a fully paid, nonassessable share of Series A Junior Participating Preferred Stock of the Company (the “Preferred Shares”), at a purchase price of $________ per one one-hundredth (1/100th) of a share (the “Purchase Price”) payable in cash, upon presentation and surrender of this Right Certificate with the Form of Election to Purchase duly executed.

The Purchase Price and the number and kind of shares, securities or property which may be purchased upon exercise of each Right evidenced by this Right Certificate, as set forth above, are the Purchase Price and the number and kind of shares which may be so purchased as of ______________ __, 20__. As provided in the Rights Agreement, the Purchase Price and the number and kind of shares, securities or property which may be purchased upon the exercise of each Right evidenced by this Right Certificate are subject to modification and adjustment upon the happening of certain events.

IN WITNESS WHEREOF, RTC and the Company have executed this Amendment No. 2 to Rights Agreement as of the 19th day of September, 2006.

REGISTRAR AND TRANSFER COMPANY

By:	/s/ William P. Tatler
William P. Tatler, Vice President

OAK HILL FINANCIAL, INC.

By:	/s/ Ron J. Copher
Ron J. Copher, Secretary

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